EXHIBIT 10.61

FTI Consulting, Inc. 3 Times Square 9th Floor New York, NY 10036 212.247.1010 telephone 212.841.9350 facsimile www.fticonsulting.com

CONFIDENTIAL

February 6, 2011

GSI Group, Inc.

GSI Group Corporation

MES International, Inc.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

Attention:

Mr. John Roush

Dear Mr. Roush:

Re: Amendment #1 to Engagement Letter

The purpose of this letter is to amend certain terms of the current understanding and agreement (the “Agreement”) between GSI Group, Inc., GSI Group Corporation and MES International, Inc. (collectively, the “Client”) and FTI Consulting, Inc. (“FTI”) dated May 6, 2010, concerning the Client’s engagement of FTI to provide certain temporary employees to the Client to provide post-petition crisis and turnaround management services (the “Services”). This amendment is effective as of February 6th, 2011 (the “Amendment Date”).

Upon the Amendment Date, the first two paragraphs of Section 1 (“Temporary Officers, Hourly Temporary Employees and Services”) will be deleted in their entirety and replaced by the following:

FTI will provide Michael E. Katzenstein to serve on a part-time basis as the Client’s Chief Restructuring Officer (the “CRO”) (the “Temporary Officer”) reporting to the Chief Executive Officer (the “CEO”). The Temporary Officer, as well as any additional Hourly Temporary Staff, (as defined below), shall have such duties as the CEO may from time to time determine, and shall at all times be subject to supervision by the CEO. Without limiting the foregoing, the Temporary Officer, as well as any Hourly Temporary Staff, shall work with other senior management of the Client, and other professionals, to provide the Services.

In addition to providing the Temporary Officer, FTI will also provide the Client with the services of Thomas A. Peterson on a substantially full-time basis and Benjamin G. Miller on a part-time basis (the “Hourly Temporary Staff” and, together with the Temporary Officer, the “FTI Professionals”), subject to the terms and conditions of this Agreement. The Hourly Temporary Staff may be assisted by or replaced by other FTI professionals reasonably satisfactory to the Board and/or CEO, as required, who shall also become Hourly Temporary Staff for purposes hereof. FTI will keep the CEO reasonably informed as to FTI’s staffing and will not add additional Hourly Temporary Staff to the assignment without approval of the Client.

Upon the Amendment Date, the provisions establishing the monthly fee, comprising the first two paragraphs of Section 2 (“Compensation to FTI”), will be deleted in their entirety and replaced by the following:

For services rendered in connection with this assignment, the Client agrees to pay FTI for the provision of Temporary Officer and additional Hourly Temporary Staff at our normal hourly rates. Fees are payable in arrears and will be billed not less frequently than monthly.

The normal hourly billing rates for professionals with the skills and experience needed for engagements of this kind, for 2011 and which are subject to periodic revision, are as follows: Senior Managing Directors - $820 to $895; Managing Directors - $715 to $745; Directors - $595 to $640; Consultants - $315 to $500;

Except as expressly amended by this letter or made inapplicable after the confirmation date by the confirmation of the Client’s chapter 11 plan, the Agreement dated May 6, 2010 remains in full force and effect.

If this letter correctly sets forth our understanding, please so acknowledge by signing below and returning a signed copy of this letter to us.

Very truly yours,

FTI CONSULTING, INC.

By:	/s/ Michael E. Katzenstein
Name:	Michael E. Katzenstein
Title:	Senior Managing Director

ACCEPTED AND AGREED this 3rd day of February, 2010.

GSI GROUP, INC.

By:	/s/ John Roush
John Roush
Chief Executive Officer

Date:	2/3/11

GSI GROUP CORPORATION

By:	/s/ John Roush
John Roush
Chief Executive Officer

Date:	2/3/11

MES INTERNATIONAL, INC.

By:	/s/ John Roush
John Roush
Chief Executive Officer

Date:	2/3/11